UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Under Rule 14a-12

TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 15, 2020, Standard General posted additional materials on www.TomorrowsTEGNA.com, the website established by Standard General to communicate with the shareholders of the Company that contains information regarding the above solicitation. This filing contains screenshots, filed herewith as Exhibit 1, of such additional materials posted on the website.

About Standard General L.P.

Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. For more information, please visit http://www.standardgenerallp.com/.

Investor Contacts

Bruce Goldfarb / Jason Alexander / Pat McHugh

Okapi Partners

info@okapipartners.com

(212) 297-0720

Media Contacts

media@standgen.com

STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB / JASON ALEXANDER / PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM

Exhibit 1

Screenshots of Additional Materials Posted on www.TomorrowsTEGNA.com

Tomorrow's TEGNA HOME shareholder materials our nominees how to vote what they're saying about standard general what they're saying. "There's a lot of rigor in [Soo Kim's] analysis. He's very thoughtful in his approach. He saw the value in broadcasting when he took a position in Young. I think he quickly realized the industry was about to consolidate and wanted to participate in that upside." - George Mahoney, Former President & CEO, Media General; September 24, 2014 "Despite the beat and positive outlook, TGNA shares traded down -6% relative to the market +0.2% and broadcaster peers mostly up [following Q4 and full year 2019 earnings]. We think this reflects a view that management will continue to pursue its current strategy as opposed to a sale, as some investors may have thought or hoped for after involvement from activist funds." - JP Morgan; February 11, 2020 "Tegna has lost half of its value over the past six months as the company's operating revenue has fallen short of analyst projections amid slower-than-expected sales in a non-political year. The company has also struggled to find the right core of investors in the wake of Gannett's decision to separate its TV-stations from its legacy print businesses." - TheStreet; October 2, 2017 "[Soo Kim' has a history of building media companies through deal-making and creating value." - Indianapolis Business journal; July 19, 2019

"Standard General is no ordinary suitor. It owns nearly 12 percent of Tenga's shares and is led by the steady hand of Sooyung Kim,, a skillful and successful aggregator of underperforming companies. Soo's ability to build coatlitions and navigate thorny paths should not be overlooked." - Broadcasting + Cable; April 14, 2020. "Tegna has been viewed as a capable custodian, but not a great captain, of its treasure trove of virtuous assets. According to some analysts and potential buyers, the company has consistently under-performed." - Broadcasting + Cable; April 14, 2020 "I had the pleasure to work with Soo Kim for a number of years on the Media General Board of Directors, and I can say with certainty that Soo is a person who is focused on maximizing shareholder returns. Soo is open to others' perspectives, believes in the importance of diversity, and is an excellent communicator. He made vitally positive contributions to the Media General board, especially in the area of pay for performance and the wise allocation of capital." - Wyndham Robertson, Director of Media General, Inc. from 2012 -17 "One of the best aspects of working as a board member alongside Soo Kim is that he is a large shareholder, and as a result I know that the motivation behind his decisions is to create value for all investors and stakeholders. Soo operates with the highest level of integrity and is very strategic." -Jeff Rollins, Director, Twin River Worldwide Holdings Investor Contacts Okapi Partners Bruce Goldfarb I Jason Alexander I Pat McHugh info@okaRJRartners.com (212) 297-0720 Media Contact I TOMORROW'S TEGNA l Disclaimer I 2020 Standard General L.P. All Rights Reserved